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                                                                     EXHIBIT 2.3

            SECOND AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


         This Second Amendment (the "Amendment") to that certain Agreement and Plan of Reorganization by and among hi/fn, inc. ("hi/fn"), Apptitude Acquisition Corporation ("Sub") and Apptitude, Inc. ("Apptitude") dated as of May 12, 2000, as amended May 31, 2000, (the "Merger Agreement"), is made as of July 12, 2000.

                                    RECITALS


         WHEREAS, since the date of the Merger Agreement (and the transactions contemplated thereby, the "Merger"), the parties thereto have agreed to amend the Merger Agreement,

         NOW, THEREFORE, the parties agree as follows:


                                    AGREEMENT

         1. Modification to the Merger Agreement:

                  (a) Section 8.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

         "8.1 [Intentionally Omitted]"

                  (b) by the Company or Parent if: (i) the Closing has not occurred by August 16, 2000; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

         2. Survival

         Except as modified hereby, the Merger Agreement continues in full force and effect, unmodified in any way.

         3. Counterparts

         This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same amendment.



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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment to be executed and delivered as of the date first above written.


HI/FN, INC.                            APPTITUDE, INC.


By: /s/ WILLIAM WALKER                 By: /s/ CHRIS KENBER
    ------------------------------         -------------------------------------
Name: William Walker                   Name: Chris Kenber
      ----------------------------           -----------------------------------
Title: Secretary                       Title: CEO
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APPTITUDE ACQUISITION CORPORATION

Print: /s/ WILLIAM WALKER
       ---------------------------
Name: William Walker
      ----------------------------
Title: Secretary
       ---------------------------